NEWS RELEASE

OLD REPUBLIC REPORTS RESULTS FOR THE FIRST QUARTER 2025
Dollar amounts (other than per share amounts) are presented in millions, except as otherwise indicated.

CHICAGO – April 24, 2025 – Old Republic International Corporation (NYSE: ORI) today reported the following results for the first quarter 2025:

•Net income of $245.0, compared to $316.7 last year.
•Net operating income (net income excluding investment gains) of $201.7, an increase of 9.2%.
•Net operating income per diluted share of $0.81, compared to $0.67 last year, an increase of 20.9%.
•Consolidated net premiums and fees earned of over $1.8 billion, an increase of 12.1%.
•Net investment income of $170.7, an increase of 4.0%.
•Consolidated combined ratio of 93.7%, compared to 94.3% last year.
•Favorable loss reserve development of 2.6 points, compared to 2.3 points last year.
•Total capital returned to shareholders of $93.
•Book value per share of $24.19, which inclusive of dividends declared was up 7.2% since year-end 2024.

OVERALL RESULTS

	Quarters Ended March 31,
	2025	2024	% Change
Net income	$245.0	$316.7
Net of tax investment gains	43.2	132.0
Net income excluding investment gains	$201.7	$184.7	9.2%

Combined ratio	93.7%	94.3%

PER DILUTED SHARE

	Quarters Ended March 31,
	2025	2024	% Change
Net income	$0.98	$1.15
Net of tax investment gains	0.17	0.48
Net income excluding investment gains	$0.81	$0.67	20.9%

SHAREHOLDERS' EQUITY (BOOK VALUE)

	Mar. 31,	Dec. 31,
	2025	2024	% Change
Total	$5,917.5	$5,618.9	5.3%
Per common share	$24.19	$22.84	5.9%

Old Republic International Corporation

Old Republic's business is managed for the long run. In this context management's key objectives are to achieve highly profitable operating results over the long term, and to ensure balance sheet strength for the insurance underwriting subsidiaries' obligations. Therefore, the evaluation of periodic and long-term results excludes consideration of all investment gains (losses). Under Generally Accepted Accounting Principles (GAAP), however, net income, inclusive of investment gains (losses), is the measure of total profitability.

In management's opinion, the focus on income excluding investment gains (losses), also described herein as operating income, provides a better way to analyze, evaluate, and establish accountability for the results of the insurance operations. The inclusion of realized investment gains (losses) in net income can mask trends in operating results because such realizations are often highly discretionary. Similarly, the inclusion of unrealized investment gains (losses) in equity securities can further distort such operating results with significant period-to-period fluctuations.

FINANCIAL HIGHLIGHTS
	Quarters Ended March 31,
SUMMARY INCOME STATEMENTS:	2025	2024	% Change
Revenues:
Net premiums and fees earned	$1,841.0	$1,642.7	12.1%
Net investment income	170.7	164.1	4.0
Other income	47.2	41.9	12.6
Total operating revenues	2,059.0	1,848.8	11.4
Net investment gains (losses):
Realized from actual transactions and impairments	37.4	180.4
Unrealized from changes in fair value of equity securities	17.6	(13.3)
Total net investment gains	55.0	167.1
Total revenues	2,114.0	2,015.9
Operating expenses:
Loss and loss adjustment expenses	777.7	697.4	11.5
Underwriting, acquisition, and other expenses	1,010.7	903.3	11.9
Interest and other expenses	17.8	16.4	8.3
Total expenses	1,806.3	1,617.2	11.7%
Pretax income	307.7	398.7
Income taxes	61.6	81.9
Total net income	246.1	316.7
Net income attributable to noncontrolling interests	1.1	—
Net income to shareholders	$245.0	$316.7

COMMON STOCK STATISTICS:
Components of net income per share:
Basic net income excluding investment gains (losses)	$0.83	$0.68	22.1%
Net investment gains (losses):
Realized investment gains	0.12	0.53
Unrealized from changes in fair value of equity securities	0.06	(0.04)
Basic net income	$1.01	$1.17

Diluted net income excluding investment gains (losses)	$0.81	$0.67	20.9%
Net investment gains (losses):
Realized investment gains	0.12	0.52
Unrealized from changes in fair value of equity securities	0.05	(0.04)
Diluted net income	$0.98	$1.15

Cash dividends declared on common stock	$0.290	$0.265

Old Republic International Corporation

The information presented in the following table highlights the most meaningful indicators of Old Republic's segmented and consolidated financial performance. The information underscores the performance of the Company's insurance underwriting subsidiaries, as well as the sound investment of their capital and underwriting cash flows.

Sources of Consolidated Income
	Quarters Ended March 31,
	2025	2024	% Change
Net premiums and fees earned:
Specialty Insurance	$1,233.6	$1,091.6	13.0%
Title Insurance	605.1	545.4	10.9
Corporate & Other	2.2	5.5	(58.8)
Consolidated	$1,841.0	$1,642.7	12.1%

Underwriting income (loss): (a)
Specialty Insurance	$126.1	$105.8	19.2%
Title Insurance	(12.2)	(13.5)	9.4
Corporate & Other	(14.0)	(8.4)	(66.9)
Consolidated	$99.8	$83.8	19.0%

Consolidated combined ratio:
Loss ratio:
Current year	44.8%	44.8%
Prior years	(2.6)	(2.3)
Total	42.2	42.5
Expense ratio	51.5	51.8
Combined ratio	93.7%	94.3%

Net investment income:
Specialty Insurance	$150.0	$131.1	14.4%
Title Insurance	16.7	15.7	6.6
Corporate & Other	3.9	17.3	(77.3)
Consolidated	$170.7	$164.1	4.0%

Interest and other expenses (income):
Specialty Insurance	$16.0	$16.5
Title Insurance	0.1	(0.1)
Corporate & Other (b)	1.6	0.1
Consolidated	$17.8	$16.4	8.3%

Pretax income excluding investment gains (losses):
Specialty Insurance	$260.1	$220.4	18.0%
Title Insurance	4.3	2.3	84.4
Corporate & Other	(11.8)	8.8	N/M
Consolidated	252.7	231.5	9.1%
Income taxes	49.8	46.8
Net income excluding investment gains (losses)	202.8	184.7	9.8%
Consolidated pretax investment gains (losses):
Realized from actual transactions and impairments	37.4	180.4
Unrealized from changes in fair value of equity securities	17.6	(13.3)
Total	55.0	167.1
Income taxes	11.7	35.1
Net of tax investment gains	43.2	132.0
Total net income	246.1	316.7
Net income attributable to noncontrolling interests	1.1	—
Net income to shareholders	$245.0	$316.7

(a) Includes related services.
(b) Includes consolidation/elimination entries.

Old Republic International Corporation

Specialty Insurance Segment Operating Results

	Quarters Ended March 31,
	2025	2024	% Change
Net premiums written	$1,272.0	$1,157.1	9.9%
Net premiums earned	1,233.6	1,091.6	13.0
Net investment income	150.0	131.1	14.4
Other income	47.1	41.7	12.8
Operating revenues	1,430.7	1,264.5	13.1
Loss and loss adjustment expenses	761.0	684.2	11.2
Underwriting, acquisition, and other expenses	393.5	343.3	14.6
Interest and other expenses	16.0	16.5	(3.0)
Operating expenses	1,170.6	1,044.1	12.1
Segment pretax operating income	$260.1	$220.4	18.0%

Loss ratio:
Current year	65.0%	65.2%
Prior years	(3.3)	(2.5)
Total	61.7	62.7
Expense ratio	28.1	27.6
Combined ratio	89.8%	90.3%

Specialty Insurance net premiums earned increased 13.0% for the quarter driven by a combination of premium rate increases, high renewal retention ratios, and new business production, including contributions from new insurance underwriting subsidiaries. Premium growth was most pronounced within commercial auto, property, general liability, and to a lesser extent, workers' compensation. Canadian coverages (travel, accident & health, and trucking), along with public directors and officers (D&O) and transactional risk premiums, declined in the quarter, largely due to market and economic conditions. Commercial auto, general liability, and property continued to achieve strong rate increases, while rates declined in public D&O, workers' compensation, and aviation.

The net investment income increase was primarily driven by higher investment yields earned, along with contributions from a higher invested asset base.

Overall, the 2025 loss ratio for Specialty Insurance reflects higher levels of favorable prior year loss reserve development coming predominately from workers' compensation, commercial auto, and property coverages, with no lines experiencing significant amounts of unfavorable development. The current year loss ratio remained relatively consistent with the first quarter of last year. The expense ratios are in line with expectations and generally reflect higher personnel expenses, increased costs to start-up new underwriting subsidiaries, and investments in information technology, partially offset by the benefit of scale from continued earned premium growth.

Together, these factors produced a profitable combined ratio and strong pretax operating income for the quarter. For Specialty Insurance, we target combined ratios between 90% and 95% over a full underwriting cycle, recognizing that quarterly and annual ratios and trends may deviate from this range, particularly given the long claim payment patterns associated with the business.

Old Republic International Corporation

Title Insurance Segment Operating Results

	Quarters Ended March 31,
	2025	2024	% Change
Net premiums and fees earned	$605.1	$545.4	10.9%
Net investment income	16.7	15.7	6.6
Other income	0.1	0.1	(19.9)
Operating revenues	622.0	561.3	10.8
Loss and loss adjustment expenses	16.0	12.1	32.4
Underwriting, acquisition, and other expenses	601.4	546.9	10.0
Interest and other expenses (income)	0.1	(0.1)	N/M
Operating expenses	617.6	558.9	10.5
Segment pretax operating income	$4.3	$2.3	84.4%

Loss ratio:
Current year	3.5%	3.4%
Prior years	(0.8)	(1.2)
Total	2.7	2.2
Expense ratio	99.4	100.3
Combined ratio	102.1%	102.5%

Title Insurance net premiums and fees earned increased by 10.9% for the quarter, with growth in agency produced revenues of 12% and directly produced revenues of 6%. Commercial premiums were up 27%, while residential premiums increased 11%. Commercial premiums represented nearly 24% of net premiums earned compared to 21% in the first quarter of last year. Fee revenues in direct operations decreased as a result of the previously announced sale of certain technology platforms, which also had the effect of reducing related expenses.

Net investment income increased, reflecting higher investment yields earned on a relatively flat invested asset base.

The Title Insurance loss ratio increased due primarily to a lower level of favorable prior year loss reserve development than experienced in 2024. The expense ratio improved as a result of expense management and scale.

Together, these factors produced higher pretax operating income for the quarter.

Old Republic International Corporation

Corporate & Other Operating Results

	Quarters Ended March 31,
	2025	2024	% Change
Net premiums earned	$2.2	$5.5	(58.8)%
Net investment income (a)	3.9	17.3	(77.3)
Operating revenues	6.2	22.9	(72.9)
Operating expenses	18.0	14.0	27.9%
Corporate & Other pretax operating income (loss)	$(11.8)	$8.8	N/M
(a) Net of elimination entries.

Corporate & Other includes a small life and accident insurance business, the RFIG Run-off business through the date of its sale of May 31, 2024, the parent holding company, and several internal corporate services subsidiaries. Corporate & Other tends to produce highly variable results stemming from volatility inherent in the lack of scale. Net investment income for the quarter was significantly impacted by a lower invested asset base due to the return of capital to shareholders, including the January 2025 special cash dividend payment, and the sale of the RFIG Run-off business. The increase in corporate operating expenses was driven by higher personnel costs.

Summary Consolidated Balance Sheet

	March 31,	December 31,
	2025	2024
Assets:
Fixed income securities (at fair value)	$12,248.1	$12,091.5
Short-term investments (at fair value which approximates cost)	1,036.4	1,403.7
Equity securities (at fair value)	2,592.5	2,540.7
Other investments	11.5	42.8
Cash	263.7	201.9
Accrued investment income	122.5	127.9
Accounts and notes receivable	2,654.7	2,471.6
Federal income tax recoverable: Current	—	13.8
Reinsurance balances and funds held	373.8	423.1
Reinsurance recoverable	7,134.7	6,914.1
Deferred policy acquisition costs	555.7	531.3
Other assets	1,033.9	1,080.2
Total assets	$28,028.1	$27,843.1

Liabilities and Equity:
Loss and loss adjustment expense reserves	$13,950.9	$13,727.7
Unearned premiums	3,658.6	3,505.4
Other policyholders' benefits and funds held	175.3	174.0
Commissions, expenses, fees, and taxes	486.9	547.5
Reinsurance balances and funds held	1,462.7	1,409.8
Federal income tax payable: Current	28.5	—
Federal income tax: Deferred	174.5	129.1
Debt	1,589.0	1,588.7
Other liabilities	557.7	1,141.6
Total liabilities	22,084.5	22,224.1
Total equity	5,943.5	5,618.9
Total liabilities and equity	$28,028.1	$27,843.1

Composition of shareholders' equity per share:
Equity before items below	$20.46	$19.65
Unrealized investment gains (losses) and other
accumulated comprehensive income (loss)	3.73	3.19
Total	$24.19	$22.84

Old Republic International Corporation

Investments

As of March 31, 2025, the consolidated investment portfolio reflected an allocation of approximately 84% to fixed income securities (bonds and notes) and short-term investments, and 16% to equity securities (common stock). The investment management process remains focused on retaining quality investments that produce consistent streams of investment income, while monitoring concentration limits among the insurance underwriting subsidiaries. The fixed income portfolio continues to be the anchor for the insurance underwriting subsidiaries' obligations. The maturities of the fixed income securities are matched to the expected liabilities for claim payment obligations to policyholders and their beneficiaries. The equity portfolio consists of high-quality common stocks of U.S. companies with long-term records of reasonable earnings growth and steadily increasing dividends.

Old Republic’s investment portfolio is focused on ensuring solid funding of the insurance underwriting subsidiaries' obligations to policyholders and their beneficiaries, as well as the long-term stability of the subsidiaries’ capital base. For these reasons, the investment portfolio has extremely limited exposure to high risk or illiquid asset classes such as limited partnerships, derivatives, hedge funds or private equity investments. In addition, the Company does not engage in hedging or securities lending transactions, nor does it invest in securities with values predicated on non-regulated financial instruments with unfunded counter-party risk attributes. Old Republic performs regular stress tests of the investment portfolio to gain reasonable assurance that periodic downdrafts in market prices do not undermine the Company's financial strength.

Shareholders' Equity Per Share

Changes in shareholders' equity per share are reflected in the following table. As shown, these changes resulted mostly from net operating income, realized and unrealized investment gains (losses), and dividends to shareholders declared during the year.

	Quarters Ended Mar. 31,
	2025	2024
Beginning balance	$22.84	$23.31
Changes in shareholders' equity:
Net income excluding net investment gains	0.83	0.68
Net of tax realized investment gains	0.12	0.53
Net of tax unrealized investment gains (losses):
Fixed income securities	0.46	(0.25)
Equity securities	0.06	(0.04)
Total net of tax realized and unrealized investment gains	0.64	0.24
Cash dividends declared	(0.290)	(0.265)
Other - net	0.17	(0.14)
Net change	1.35	0.52
Ending balance	$24.19	$23.83
Change for the period	5.9%	2.2%
Change for the period, inclusive of cash dividends declared	7.2%	3.4%

Total capital returned to shareholders during the quarter was $93, comprised of $68 in dividends, and $25 in share repurchases.

Old Republic International Corporation

Managing Old Republic's Insurance Business for the Long-Run

The insurance business is distinguished from most others in that the prices (premiums) charged for most products are set without knowing what the ultimate loss costs will be. We also can't know exactly when claims will be paid, which may be many years after a policy was issued or expired. This casts Old Republic as a risk-taking enterprise managed for the long run. Old Republic therefore conducts the business with a primary focus on achieving favorable underwriting results over cycles, and on maintaining a sound financial condition to support our insurance underwriting subsidiaries' obligations to policyholders and their beneficiaries.

The Company is managed for the long run and with little regard to quarterly or even annual reporting periods. These time frames are too short. Management believes results are best evaluated by looking at underwriting and overall operating performance trends over 10-year intervals. These likely include one or two economic and/or underwriting cycles. This provides enough time for these cycles to run their course, for premium rate changes and subsequent underwriting results to be reflected in financial statements, and for reserved loss costs to be quantified with greater certainty.

Financial Supplement:

A financial supplement to this news release is available on the Company's website: www.oldrepublic.com

About Old Republic

Old Republic is a leading specialty insurer that operates diverse property & casualty and title insurance companies. Founded in 1923 and a member of the Fortune 500, we are a leader in underwriting and risk management services for business partners across the United States and Canada. Our specialized operating companies are experts in their fields, enabling us to provide tailored solutions that set us apart. For more information, please visit www.oldrepublic.com.

Conference Call Information
Old Republic has scheduled a conference call at 3:00 p.m. ET (2:00 p.m. CT) today to discuss its first quarter 2025 performance and to review major operating trends and business developments. The call can be accessed live on Old Republic's website at www.oldrepublic.com or by dialing 1-888-596-4144, passcode 4060501. Interested parties may also listen to a replay of the call through May 1, 2025 by dialing 1-800-770-2030, passcode 4060501, or by accessing it on Old Republic's website.

At Old Republic:	At Financial Relations Board:

Craig R. Smiddy, President and CEO	Analysts/Investors: Joe Calabrese/jcalabrese@mww.com

Old Republic International Corporation

Safe Harbor Statement

Historical data pertaining to the operating results, liquidity, and other performance indicators applicable to an insurance enterprise such as Old Republic are not necessarily indicative of results to be achieved in succeeding years. In addition to the factors cited below, the long-term nature of the insurance business, seasonal and annual patterns in premium production and incidence of claims, changes in yields obtained on invested assets, changes in government policies and free markets affecting inflation rates and general economic conditions, and changes in legal precedents or the application of law affecting the settlement of disputed and other claims can have a bearing on period-to-period comparisons and future operating results.

Some of the oral or written statements made in the Company's reports, press releases, and conference calls following earnings releases, can constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally include words such as "expect," "predict," "estimate," "will," "should," "anticipate," "believe," and similar expressions. Any such forward-looking statements involve assumptions, uncertainties, and risks that may affect the Company's future performance. With regard to Old Republic's Specialty Insurance segment, its results can be particularly affected by the level of market competition, which is typically a function of available capital and expected returns on such capital among competitors; general economic considerations, including the levels of investment yields, inflation rates, and the impacts of tariffs; periodic changes in claim frequency and severity patterns caused by natural disasters, weather conditions, accidents, illnesses, and work-related injuries; claims development and the impact on loss reserves; adequacy and availability of reinsurance; uncertainties in underwriting and pricing risks; and unanticipated external events. Title Insurance results can be affected by similar factors, and by changes in national and regional housing demand and values, the availability and cost of mortgage loans, and employment trends. Life and accident insurance earnings can be affected by the levels of employment and consumer spending, changes in mortality and health trends, and alterations in policy lapsation rates. At the parent holding company level, operating earnings or losses are generally reflective of the amount of debt outstanding and its cost, interest income, the levels of investments held, and period-to-period variations in the costs of administering the Company's widespread operations. In addition, results could be particularly affected by technology and security breaches or failures, including cybersecurity incidents.

A more detailed listing and discussion of the risks and other factors which affect the Company's risk-taking insurance business are included in Part I, Item 1A - Risk Factors, of the Company's 2024 Form 10-K, and the various risks, uncertainties, and other factors that are included from time to time in other Securities and Exchange Commission filings.

Any forward-looking statements or commentaries speak only as of their dates. Old Republic undertakes no obligation to publicly update or revise any and all such comments, whether as a result of new information, future events or otherwise, and accordingly they may not be unduly relied upon.

For Old Republic's latest news releases and other corporate documents: Please visit us at www.oldrepublic.com

Alternatively, please write or call:

Investor Relations
Old Republic International Corporation
307 North Michigan Avenue, Chicago, IL 60601
(312) 346-8100